SIERRA HEALTH SERVICES INC AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

                                   EXHIBIT 11

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
                                                                Three Months Ended                  Six Months Ended
                                                              June              June             June              June
                                                              1996              1995             1996              1995



NET INCOME......................................           $10,211,000      $ 3,260,000           $20,375,000   $10,935,000

EARNINGS PER COMMON SHARE.......................                  $.58             $.19             $1.15              $.63

Weighted Average Number
 of Common Shares...............................            17,706,000       17,381,000        17,667,000        17,340,000

 ...................................................................................................................................

PRIMARY EARNINGS PER COMMON
 SHARE AND COMMON SHARE
 EQUIVALENTS....................................                  $.56             $.18             $1.12              $.62

Weighted Average Number of
 Common and Common
 Equivalent Shares..............................            18,203,000       17,669,000        18,175,000        17,606,000

 ...................................................................................................................................

FULLY DILUTED PRIMARY EARNINGS
  PER COMMON AND COMMON SHARE
  EQUIVALENTS...................................                  $.56             $.18             $1.12              $.62

Weighted Average Number of Common
 and Common Equivalent Shares Assuming
 Full Dilution..................................            18,204,000       17,749,000        18,176,000        17,729,000


Note: Common Equivalent Shares represent the incremental effect of outstanding stock options and stock appreciation rights.


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